UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 23, 2009

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 23, 2009, Extreme Networks, Inc. (the “Company”) approved a plan to reduce the number of employee positions at the Company by approximately 5%. The Company expects to substantially complete this reduction-in-force by the end of fourth quarter of fiscal year 2009 which ends June 28, 2009. The Company is taking these actions in order to reduce operating costs and realign its organization in the current competitive operating environment. The Company anticipates incurring restructuring charges of approximately $1.8 million related to this action, primarily for non-recurring employee-related termination benefits, including severance payments and continuation of medical insurance benefits.

In addition, earlier in the quarter, the Company reduced the number of employee positions at the Company by approximately 1% and exited a facility as part of the Company’s strategic plan. The Company anticipates incurring restructuring charges of approximately $0.5 million related to this action, primarily for non-recurring employee-related termination benefits, including severance payments and continuation of medical insurance benefits, excess lease facility and asset impairment.

As a result of these plans, the Company expects to reduce the number of employee positions by approximately 6% and to record total restructuring charges of $2.3 million in its third quarter of fiscal year 2009 which ends March 29, 2009. Substantially all of these charges will result in cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2009

EXTREME NETWORKS, INC.

By:	/s/ Karen M. Rogge
Karen M. Rogge
Senior Vice President and Chief Financial Officer

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